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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                            Calgon Carbon Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    129603106
--------------------------------------------------------------------------------
                                 (CUSIP Number)
                               December 31, 1997**
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[X] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**The Reporting Persons are filing this Schedule 13G, Amendment 3, to correct the number of shares beneficially owned as of December 31, 1997. In determining the number of shares previously reported, the Reporting Persons had relied upon computer generated reports in which an error was subsequently identified.


                                PAGE 1 OF 9 PAGES

----------------------                                    ----------------------
CUSIP No.   129603106              13G                    Page  2  of  9  Pages
---------------------                                      ---------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Mutual Life Insurance Company
          I.R.S. No. 04-1414660
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  |_|
                                                                      (b)  |_|
          N/A
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts

--------- ----------------------------------------------------------------------
                   -------- ----------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------- ----------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------- ----------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------- ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ----------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary, NM Capital Management, Inc.

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.

--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IC, IA, HC

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 9 PAGES

----------------------                                   -----------------------
CUSIP No.   129603106             13G                    Page  3  of  9  Pages
----------------------                                  ------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Subsidiaries, Inc.
          I.R.S. No. 04-2687223
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  |_|
                                                                      (b)  |_|
          N/A
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------- ----------------------------------------------------------------------
                   -------- ----------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------- ----------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------- ----------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------- ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ----------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary, NM Capital Management, Inc.
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.

--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 10 PAGES

-----------------------                                 ------------------------
CUSIP No.   129603106            13G                    Page  4  of  9  Pages
-----------------------                                 ------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Berkeley Financial Group
          I.R.S. No. 04-3145626
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  |_|
                                                                      (b)  |_|
          N/A
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts

--------- ----------------------------------------------------------------------
                   -------- ----------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------- ----------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------- ----------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------- ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ----------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its direct, wholly-owned subsidiary, NM Capital Management, Inc.
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.

--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 4 OF 9 PAGES

----------------------                                    ----------------------
CUSIP No.   129603106              13G                    Page  5  of  9  Pages
----------------------                                    ----------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          NM Capital Management, Inc.
          I.R.S. No. 85-0268885

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                       (b)  |_|
          N/A
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          New Mexico

--------- ----------------------------------------------------------------------
                   -------- ----------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 1,314,443

                   -------- ----------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each
                            -0-
                   -------- ----------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  2,661,923

                   -------- ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ----------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,661,923
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.7%

--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IA

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 5 OF 9 PAGES

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

       Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


         Item 1(a)    Name of Issuer:
                      Calgon Carbon Corporation

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      P. O. Box 717
                      400 Calgon Carbon Drive
                      Pittsburgh, PA   15230

         Item 2(a)    Name of Person Filing:
                      This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's direct, wholly-owned subsidiary, NM Capital Management, Inc. ("NM").

         Item 2(b)    Address of the Principal Offices:
                      The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG is located at 101 Huntington Avenue, Boston, Massachusetts 02199. The principal business office of NM is 6501 Americas Parkway, Suite 950, Albuquerque, NM 87110-5372.

         Item 2(c)    Citizenship:
                      JHMLICO and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI was organized and exists under the laws of the State of Delaware. NM was organized and exists under the laws of the State of New Mexico.

         Item 2(d)    Title of Class of Securities:
                      Common Stock

         Item 2(e)    CUSIP Number:
                      129603106

         Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                      JHMLICO:  (c) (X) Insurance Company as defined in ss.3(a)
                                        (19) of the Act.

                                (e) (X)  Investment Adviser registered under
                                         ss.203 of the Investment Advisers Act
                                         of 1940.

                                (g) (X) Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G).



                                PAGE 6 OF 9 PAGES

                      JHSI:     (g) (X) Parent Holding Company, in accordance
                                        with ss.240.13d-1(b)(ii)(G).

                      TBFG:     (g) (X) Parent Holding Company, in accordance
                                        with ss.240.13d-1(b)(ii)(G).

                      NM:       (e) (X) Investment Adviser registered under
                                        ss.203 of the Investment Advisers Act
                                        of 1940.

         Item 4       Ownership:

                      (a) Amount Beneficially Owned: NM beneficially owns 2,661,923 shares of Common Stock in various advisory accounts. Through their parent-subsidiary relationship to NM and JHA, JHMLICO, JHSI, JHAM and TBFG have indirect, beneficial ownership of these same shares.

                      (b)    Percent of Class:
                             NM:        6.7%

                      (c)    (i)  sole power to vote or to direct the vote:
                                  NM:     1,314,443

                            (ii)  shared power to vote or to direct the vote:-0-

                           (iii) sole power to dispose or to direct the disposition of:
                                  NM:     2,661,923

                            (iv) shared power to dispose or to direct the
                                 disposition of:     -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      Not applicable.

         Item 6       Ownership of More than Five Percent on Behalf of Another
                      Person:
                      See Item 4(a).

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      See Items 2(a), 3 and 4.

         Item 8       Identification and Classification of Members of the Group:
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      Not applicable.

         Item 10      Certification:
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                PAGE 7 OF 9 PAGES
                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                    John Hancock Mutual Life Insurance Company
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: August 14, 1998              Title:   Senior Vice President & Treasurer


                                    John Hancock Subsidiaries, Inc.
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: August 14, 1998              Title:   Treasurer


                                    The Berkeley Financial Group
                                    By:      /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated: August 14, 1998              Title:   Vice President


                                    NM Capital Management, Inc.
                                    By:      /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated: August 14, 1998              Title:   Assistant Secretary





                                PAGE 8 OF 9 PAGES

EXHIBIT A
                             JOINT FILING AGREEMENT

         John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and NM Capital Management, Inc. agree that the Schedule 13G, (Amendment No. 3) to which this Agreement is attached, relating to the Common Stock of Calgon Carbon Corporation is filed on behalf of each of them.


                                    John Hancock Mutual Life Insurance Company
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: August 14, 1998              Title:   Senior Vice President & Treasurer

                                    John Hancock Subsidiaries, Inc.
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: August 14, 1998              Title:   Treasurer


                                    The Berkeley Financial Group
                                    By:      /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated: August 14, 1998              Title:   Vice President


                                    NM Capital Management, Inc.
                                    By:      /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated: August 14, 1998              Title:   Assistant Secretary


                                PAGE 9 OF 9 PAGES